UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE INVENTURE GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

THE INVENTURE GROUP, INC.
5050 N. 40th STREET, SUITE #300
PHOENIX, ARIZONA 85018

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 22, 2007

Dear shareholder:

The 2007 Annual Meeting of Shareholders (the “Annual Meeting”) of The Inventure Group, Inc., a Delaware corporation (the “Company”), will be held on May 22, 2007, at 3:00 p.m. local time, at The Arizona Biltmore, 2400 East Missouri, Phoenix, Arizona 85016, for the following purposes:

(1)           To elect the Directors of the Company to serve until the 2008 Annual Meeting of Shareholders; and

(2)           To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed March 23, 2007 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.  Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed for the Annual Meeting.

Your copy of the 2006 Annual Report of the Company is enclosed.

By Order of the Board of Directors

Eric J. Kufel
Chief Executive Officer

Phoenix, Arizona

April 18, 2007

IMPORTANT

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.  HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO PROMPTLY MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED, SELF-ADDRESSED, STAMPED ENVELOPE SO THAT YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE ANNUAL MEETING.  YOUR PROXY WILL BE RETURNED TO YOU IF YOU SHOULD BE PRESENT AT THE ANNUAL MEETING AND SHOULD REQUEST SUCH RETURN OR IF YOU SHOULD REQUEST SUCH RETURN IN THE MANNER PROVIDED FOR REVOCATION OF PROXIES ON THE INITIAL PAGES OF THE ENCLOSED PROXY STATEMENT.  PROMPT RESPONSE BY OUR SHAREHOLDERS WILL REDUCE THE TIME AND EXPENSE OF SOLICITATION.

THE INVENTURE GROUP, INC.
5050 N. 40th STREET, SUITE #300
PHOENIX, ARIZONA 85018

PROXY STATEMENT FOR ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 22, 2007

Solicitation of Proxies; Accompanying Documentation

We are delivering these proxy materials to solicit proxies on behalf of the Board of Directors of The Inventure Group, Inc. (which we refer to as the “Company,” “we,” or “us”), for the 2007 Annual Meeting of Shareholders (the “Annual Meeting”), including any adjournment or postponement thereof. The Annual Meeting will be held at 3:00 p.m. local time, at The Arizona Biltmore, 2400 East Missouri, Phoenix, Arizona 85016.

Starting on or about April 16, 2007, we are mailing this proxy statement to shareholders entitled to vote at the Annual Meeting, together with a form of proxy and voting instruction card (“proxy card”) and the Company’s Annual Report for the year ended December 30, 2006 (which includes a copy of the Company’s Form 10-K for such period, including audited financial statements, filed with the Securities and Exchange Commission (the “SEC”)).

Costs of Solicitation

All expenses of the Company in connection with this solicitation will be borne by the Company.  In addition to the solicitation of proxies by use of the mail, officers, Directors and employees of the Company may solicit the return of proxies by personal interview, mail, telephone and/or facsimile.  Such persons will not be additionally compensated, but will be reimbursed for out-of-pocket expenses.  The Company will also request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Company’s transfer agent, American Stock Transfer & Trust Co., for their reasonable out-of-pocket expenses in forwarding such material.

Shareholders Entitled to Vote at the Annual Meeting

If you were a registered shareholder at the close of business on the record date, March 23, 2007 (the “Record Date”), you are entitled to receive this notice and to vote at the Annual Meeting.  There were 19,276,135 shares of common stock outstanding on the Record Date.  You will have one vote on each matter properly brought before the Annual Meeting for each share of Company common stock you own.

How to Vote Your Shares

Your vote is important. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy.  Even if you plan to attend the Annual Meeting, we urge you to vote in advance.  If you own your shares in record name, you may cast your vote by simply marking, dating and signing your proxy card, and then returning it to the Company’s transfer agent, American Stock Transfer & Trust Co., in the postage-paid envelope provided.

Shareholders who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone or the Internet as well as by mail.  You should follow the instructions you receive from your nominee to vote these shares.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•                  delivering written notice of revocation to: Secretary, The Inventure Group, Inc., 5050 N. 40th Street, Suite #300, Phoenix, Arizona 85018, at any time before the proxy is voted;

•                  executing and delivering a later-dated proxy; or

•                  attending the Annual Meeting and voting by ballot.

No notice of revocation or later-dated proxy will be effective, however, until received by the Company at or prior to the Annual Meeting.  Such revocation will not affect a vote on any matter taken prior to the receipt of such revocation.  Your attendance at the Annual Meeting will not by itself revoke your proxy.

Voting at the Annual Meeting

The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to vote in person at the Annual Meeting.  If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as a bank or broker) to be able to vote at the Annual Meeting.

Your shares will be voted at the Annual Meeting as directed by the voting instructions on your proxy card if: (1) you are entitled to vote, (2) your proxy was properly executed, (3) we received your proxy prior to the Annual Meeting, and (4) you did not revoke your proxy prior to the Annual Meeting.

The Board’s Recommendations

If you send a properly executed proxy without specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors:

•      FOR the election of the nominated slate of Directors (see pages 5 and 6).

If any other matters properly come before the Annual Meeting, the shares represented by all properly executed proxies will be voted in accordance with the judgment of the persons named on such proxies.

Votes Required to Approve Each Item

The presence at the Annual Meeting (in person or by proxy) of the holders of at least a majority of the shares outstanding on the Record Date is necessary to have a quorum allowing us to conduct business at the Annual Meeting. The following votes are required to approve each item of business at the Annual Meeting:

•                  Election of Directors: A plurality of the shares present at the Annual Meeting (in person or by proxy) and entitled to vote is required to approve the election of the Directors. Under plurality voting, nominees for Director who receive the greatest number of favorable votes are elected.

•                  Other Items: A majority of the shares present at the Annual Meeting (in person or by proxy) and entitled to vote is required to approve the other proposals and any other items of business that properly come before the Annual Meeting.

Broker “non-votes” occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner.  Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting, but are not counted for purposes of determining the number of shares entitled to vote with respect to any proposal for which the broker lacks discretionary authority.  Accordingly, broker non-votes will have no effect on the outcome of the vote for the election of Directors or any other proposed matter.  Shareholders of record who are present in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meetings, are considered shareholders who are present and entitled to vote and are counted toward the quorum.  A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted.  Accordingly, abstentions will have no effect on the outcome of the election of Directors, and will have the same effect as a vote “AGAINST” any other proposed matter.

Annual Meeting Admission

You may attend the Annual Meeting if you are a registered shareholder, a proxy for a registered shareholder, or a beneficial owner of Company common stock with evidence of ownership.

Voting Results

We will include the results of the Annual Meeting in the Company’s next quarterly report filed with the SEC.

* * * * *

PROPOSAL 1 — ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The Bylaws of the Company, as amended, provide that the number of Directors constituting the Board of Directors shall be determined by resolution of the Board of Directors at any meeting or by the shareholders at the Annual Meeting. The Board of Directors of the Company has set the number of Directors comprising the Board of Directors at five (5).

The Board of Directors has nominated five (5) persons for election as Directors of the Company at the Annual Meeting, each to serve until the 2008 Annual Meeting of Shareholders of the Company or until his successor shall have been duly elected and qualified.  All of the nominees are incumbent Directors standing for reelection.  All of the nominees have been unanimously approved by the independent Directors.  Each nominee has consented to be named in this Proxy Statement and to serve if elected.  If, prior to the meeting, any nominee should become unavailable to serve for any reason, the shares represented by all properly executed proxies will be voted for such alternate individual as shall be designated by the Board of Directors, unless the Board of Directors shall determine to reduce the number of Directors pursuant to the Bylaws of the Company.

Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting, is required for the election of Directors.  Shares will be voted for the nominees in accordance with the specifications marked on the proxies applicable thereto, and if no specification is made, will be voted “FOR” the election of the nominees.

The table below sets forth the names and ages of the nominees for Director and, where applicable, the year each first became a Director of the Company.

Name	Age	Year First Became a Director of the Company
Larry Polhill	55	2004
Ashton D. Asensio	62	2006
Mark S. Howells	53	1995
Eric J. Kufel	40	1997
Bryce Edmonson	52	2006

Set forth below for each person nominated to be a Director is a description of all positions held by such person with the Company and the principal occupations of such person during at least the last five years.

Larry R. Polhill.  Mr. Polhill has served as a Director of the Company since July 2004 and was appointed Chairman of the Board of Directors on February 14, 2006.  Mr. Polhill is President, CEO and Chairman of the Board of Directors of American Pacific Financial Corp. (“APFC”), a San Bernardino, California-based asset management firm with approximately $100 million in assets under management.  Mr. Polhill is also Manager of Capital Foods, LLC, a private investment company and a shareholder of the Company.  Mr. Polhill has an extensive background in corporate finance and mergers and acquisitions.  During his over 25 years of business experience at APFC, he has been involved as an officer, director or financier of a wide diversity of businesses, including companies in the consumer, retail, and food industries.

Ashton D. Asensio.  Mr. Asensio has served as a Director of the Company since February 2006 and was appointed Chairman of the Audit Committee on July 26, 2006.  Mr. Asensio has served as a financial and operations consultant since 2003.  From 2001 to 2003, Mr. Asensio was General Manager and Chief Financial Officer of Apex Security Group, LLC, managing day-to-day operations.  During his career, Mr. Asensio has served several companies as Chief Financial Officer and was an audit manager for KPMG.  Mr. Asensio received his Bachelor of Science degree in accounting from Florida Atlantic University and received his Master of Accounting degree from Florida State University.

Mark S. Howells.  Mr. Howells has served as a Director of the Company since March 1995 and as Chairman of the Compensation Committee since May 2003.  From March 1995 to August 2004, Mr. Howells served as Chairman of the Board of Directors of the Company.  Since May 2000, Mr. Howells has devoted a majority of his time to serving as the President and Chairman of M.S. Howells & Co., a registered securities broker-dealer.  From 1987 to May 2000, Mr. Howells served as the President and Chairman of Arizona Securities Group, Inc., a registered securities broker-dealer.  For the period from March 1995 to August 1995, Mr. Howells also served as President and Chief Executive Officer of the Company.

Eric J. Kufel.  Mr. Kufel has served as Chief Executive Officer and Director of the Company since February 14, 2006, after serving as Interim Chief Executive Officer since December 19, 2005.  Mr. Kufel served as Chairman of the Board of Directors from August 2004 until February 13, 2006.  He was Chief Executive Officer of Cashflow Technologies, Inc. from August 2004 until August 2005, and served as President, Chief Executive Officer and a Director of the Company from February 1997 until August 2004.  From 1993 to 1997, Mr. Kufel held various brand management positions with The Dial Corporation, The Coca Cola Company and The Kellogg Company.  Mr. Kufel also has a master’s degree from the Thunderbird School of International Management.

Macon Bryce Edmonson.  Mr. Edmonson has served as a Director of the Company since July 2006.  Mr. Edmonson has served as a Senior Vice President in charge of the North American business of Del Monte Fresh Produce Company from 1995 to 2005 and, since mid-2005, has been a consultant for the food industry helping companies realign their strategies and position themselves for growth in the North American market.  Mr. Edmonson received Bachelor and Master of Science degrees in Entomology from the University of Florida, and an MBA in marketing from the University of Miami.

* * * * *

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS

VOTE “FOR” ALL NOMINEES FOR DIRECTOR.

* * * * *

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of the Record Date by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and nominee for director, (iii) each executive officer listed in the Summary Compensation Table set forth in “Executive Compensation” below, and (iv) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (1)		Percent of Shares of Common Stock Beneficially Owned (2)
Larry Polhill 225 W. Hospitality Lane, Suite 201, San Bernardino, CA 92408	2,081,848	(3) (4) (6)	10.7
Ashton D. Asensio 79812 Danielle Ct., La Quinta, CA 92253	—	(3)	—
Macon Bryce Edmonson 1254 Andalusia Avenue, Coral Gables, FL 33134	—	(3)	—
Mark S. Howells 20555 N. Pima Road, Suite #100, Scottsdale, AZ 85255	377,859	(3)(5)	1.9
Eric J. Kufel 330 W. Lawrence Road, Phoenix, AZ 85013	281,666	(3)	1.4
Terry McDaniel 8638 E. Villa Drive, Scottsdale, AZ 85262	43,333	(3)	0.2
Steven Sklar 22684 N. 93rd Street, Scottsdale, AZ 85255	35,353	(3)	0.2
Thomas F. Tierney 5244 E. Helena Drive, Scottsdale, AZ 85254	—	(3)	—
Steve Weinberger 10451 N. 109th Way, Scottsdale, AZ 85259	—	(3)	—
E. Brian Foster 12228 McKay’s Pointe, Fort Wayne, IN 46814	60,000	(3)	0.3
Capital Foods, LLC 7380 S. Eastern Ave., Suite 150, Las Vegas, NV 89123	4,133,695	(4) (6)	21.2
Bradley J. Crandall 225 W. Hospitality Lane, Suite 201, San Bernardino, CA 92408	2,066,848	(6) (7)	10.7
Dakota Farms, LLC 7380 S. Eastern Ave., Suite 150, Las Vegas, NV 89123	2,066,848	(6) (7)	10.7
Stillwater Capital, LLC 7380 S. Eastern Ave., Suite 150, Las Vegas, NV 89123	2,066,848	(6) (7)	10.7
BC Advisors, LLC 300 Crescent Court, Suite 1111, Dallas, TX 75201	2,179,797	(8) (9)	11.2
SRB Management, L.P. 300 Crescent Court, Suite 1111, Dallas, TX 75201	2,179,797	(8) (9)	11.2
Steven R. Becker 300 Crescent Court, Suite 1111, Dallas, TX 75201	2,179,797	(8) (9)	11.2
Heartland Advisors, Inc. 789 N. Water Street, Milwaukee, WI 53202	2,552,122	(10)	13.1
William J. Nasgovitz 789 N. Water Street, Milwaukee, WI 53202	2,552,122	(10)	13.1
All officers and directors above as a group (10 persons)	2,880,059	(11)	14.7

(1)   Unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares reported.

(2)   Shares that an individual or group has a right to acquire within 60 days of the Record Date pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person shown in the table. On the Record Date, the date as of which these percentages are calculated, there were 19,276,135 shares of Common Stock issued and outstanding pursuant to Rule 13d-3(d)(1) of the Exchange Act of 1934, as amended.

(3)   Includes shares issuable to the indicated person upon the exercise of stock options that are exercisable within 60 days of the Record Date as follows: Mr. Polhill – 15,000; Mr. Howells – 25,000; Mr. Kufel – 76,666; Mr. Foster – 60,000 (15,000 of which were granted outside of the Company’s stock option plan) and Mr. McDaniel – 33,333.  Excludes shares issuable to the indicated person upon the exercise of stock options that have not yet vested and are not exercisable within 60 days of the Record Date as follows: Mr. Polhill – 5,000; Mr. Asensio – 5,000; Mr. Edmonson – 12,500; Mr. Howells – 5,000; Mr. Kufel – 433,334; Mr. McDaniel – 266,667; Mr. Sklar – 62,000; Mr. Weinberger – 150,000 and Mr. Foster – 78,000.

(4)   According to Schedule 13G filed by the holder with the SEC on February 12, 2007, disclosing shared voting and dispositive power with respect to 2,166,348 shares for Mr. Polhill and 4,332,695 shares for Capital Foods, LLC.  Capital Foods is 50% owned by Mr. Polhill.  All of the shares beneficially owned by Mr. Polhill are registered in the name of Capital Foods.  Consequently, the shares beneficially owned by Mr. Polhill represent a portion of the shares beneficially owned by, and disclosed in the above table with respect to, Capital Foods.  See (6) below for a transaction taking place after the filing of Schedule 13G.

(5)   Includes indirect ownership of 14,000 shares owned by the M.S. Howells Foundation, of which Mr. Howells is the controlling person, and 10,000 shares owned by Audesi Partners, LP, of which Mr. Howells is the General Partner.  As of February 7, 2007, Mr. Howells has pledged 325,000 of the shares he holds.

(6)   According to Form 4 filed by the holder with the SEC on February 21, 2007, the holder sold 199,000 shares on February 20, 2007 disclosing shared voting and dispositive power with respect to 2,066,848 shares for Mr. Polhill and 4,133,695 shares for Capital Foods, LLC.  Capital Foods is 50% owned by Mr. Polhill.  All of the shares beneficially owned by Mr. Polhill are registered in the name of Capital Foods.  Consequently, the shares beneficially owned by Mr. Polhill represent a portion of the shares beneficially owned by, and disclosed in the above table with respect to, Capital Foods.  Mr. Polhill has pledged 852,795 of the shares he holds.

(7)   According to Schedule 13G filed by the holder with the SEC on February 12, 2007, disclosing shared voting and dispositive power with respect to 2,166,348 shares. All of the shares beneficially owned by Mr. Crandall, by Dakota Farms, LLC and by Stillwater Capital, LLC are registered in the name of Capital Foods, LLC (see (4) above). Consequently, the shares beneficially owned by these parties represent a portion of the shares beneficially owned by, and disclosed in the above table with respect to, Capital Foods.  See (6) above for a transaction taking place after the filing of Schedule 13G disclosing shared voting and dispositive power with respect to 2,066,848 shares.

(8)   According to Forms 4 filed by the holder with the SEC on February 26, 2007, February 27, 2007 and March 2, 2007 the holder purchased 10,200 shares, 3,100 shares and 25,145 shares, respectively disclosing shared voting and dispositive power with respect to 2,179,797 shares by BC Advisors, LLC, a Texas limited liability company (“BCA”), for the account of (1) SRB Greenway Capital, L.P., a Texas limited partnership (“SRBGC”), (2) SRB Greenway Capital (Q.P.), L.P., a Texas limited partnership (“SRBQP”) and (3) SRB Greenway Offshore Operating Fund, L.P., a Cayman Islands limited partnership (“SRB Offshore”).  BCA is the general partner of SRB Management, L.P., a Texas limited partnership (“SRB Management”), which is the general partner of SRBGC, SRBQP and SRB Offshore.  Steven R. Becker is the sole principal of BCA.

(9)   According to Form 3 and Form SC 13G/A filed by the holder with the SEC on February 26, 2007, disclosing shared voting and dispositive power with respect to 2,141,352 shares.  All of the shares beneficially owned by BC Advisors, LLC, a Texas limited liability company (“BCA”), are for the account of (1) SRB Greenway Capital, L.P., a Texas limited partnership (“SRBGC”), (2) SRB Greenway Capital (Q.P.), L.P., a Texas limited partnership (“SRBQP”) and (3) SRB Greenway Offshore Operating Fund, L.P., a Cayman Islands limited partnership (“SRB Offshore”).  BCA is the general partner of SRB Management, L.P., a Texas limited partnership (“SRB Management”), which is the general partner of SRBGC, SRBQP and SRB Offshore.  Steven R. Becker is the sole principal of BCA.  See (8) above for transactions taking place after the filing of Form 3 and Form SC 13G/A disclosing shared voting and dispositive power with respect to 2,141,352 shares.

(10) According to Schedule 13G filed by the holder with the SEC on February 12, 2007, disclosing shared voting and dispositive power with respect to 2,552,122 shares. The shares beneficially owned by Mr. Nasgovitz represent a portion of the shares beneficially owned by, and disclosed in the above table with respect to, Heartland Advisors, Inc.

(11) Includes 209,999 shares issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date (15,000 of which were granted outside of the Company’s stock option plan).  Excludes 1,017,501 shares issuable upon the exercise of stock options that have not yet vested and are not exercisable within 60 days of the Record Date.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors conducts its business through meetings of the Board of Directors and through its standing committees. The Board of Directors has determined that Ashton D. Asensio, Mark S. Howells and Macon Bryce Edmonson are independent, within the meaning of currently applicable rules of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and the Nasdaq listing standards.

During the fiscal year ended December 30, 2006, the Board of Directors met four times and took actions on three other occasions by unanimous written consent.  During such period, there were four meetings of the Audit Committee and one meeting of the Compensation Committee. The Audit Committee took actions on three other occasions during the fiscal year by unanimous written consent, and the Compensation Committee took action on three additional occasions during such period by unanimous written consent. During the fiscal year ended December 30, 2006, each Director attended at least 75% of the Board of Directors meetings and meetings of any committees on which he served. It is the Company’s policy to encourage the Directors standing for election at the Annual Meeting to attend the Annual Meeting.  All Directors standing for election at the 2006 Annual Shareholders’ Meeting attended the 2006 Annual Shareholders’ Meeting.

Non-management Directors generally meet in executive session at each regularly scheduled Board meeting without any members of management being present. In lieu of a regularly presiding Director, these sessions are presided over by the Chairman of the Board. It is contemplated that at least twice each year, in conjunction with regularly scheduled Board meetings, the Board will hold an executive session at which only those Directors who are “independent” within the meaning of currently applicable rules of the Exchange Act and the Nasdaq listing standards are present.

As of the date of this Proxy Statement, two committees have been established, an Audit Committee and a Compensation Committee. The Board of Directors does not currently utilize a formal Nominating Committee or committee performing similar functions and therefore does not have a Nominating Committee charter. Instead, a majority of independent Directors identifies and recommends persons to be nominees for positions on the Board of Directors at each Annual Shareholders’ Meeting and to fill vacancies on the Board between annual meetings. Board candidates, including Directors up for reelection, are considered based upon various criteria, such as broad-based business and professional skills and experiences, understanding of the Company’s business and markets, concern for long-term interests of the shareholders, personal integrity, freedom from conflicts of interest, sound business judgment, and time available to devote to board activities. The Board of Directors has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Board may identify certain skills or attributes as being particularly desirable to help meet specific Board needs that have arisen.  In identifying potential candidates, the independent Directors may rely on suggestions and recommendations from the Board, management and others, and may also retain search firms for assistance.  Current Directors whose terms are expiring and their past performance on the Board and its committees will be considered first using the criteria set forth above. The Board of Directors believes that this process is as effective in nominating qualified Director candidates as a more formal process instituted by a separate committee under a separate charter would be.  Because it also believes that its independent Directors are in the best position to locate qualified candidates, the Board of Directors does not currently have a policy with regard to the consideration of any Director candidates recommended by shareholders.

Audit Committee

The Audit Committee has the responsibility to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements, the qualification and independence of the Company’s independent auditors, and the performance of the independent auditors. Management has primary responsibility for the Company’s financial statements, reporting process and internal controls, and the Company’s independent auditors are responsible for auditing the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion as to whether the Company’s financial statements are, in all material respects, presented fairly in conformity with such principles. The Committee oversees the Company’s financial reporting process, hires and sets the compensation of the Company’s independent auditors, pre-approves all audit and non-audit engagements of the Company’s independent auditors and related party transactions, reviews reports from the Company’s independent auditors and the Company’s financial statements, monitors and informs the Board of the Company’s accounting policies and internal controls, reviews the scope of the audit, and monitors the quality and objectivity of the Company’s financial statements and the independence of the Company’s independent auditors. In addition, pursuant to its Charter, the Committee performs an annual evaluation of the adequacy of the Audit Committee’s Charter.  A copy of the Audit Committee Charter is available on our website, www.inventuregroup.net by choosing the “Investors” and then “Governance” links.  The Audit Committee is currently comprised of three members of the Board of Directors, Messrs. Asensio, Edmonson and Howells. The Chairman of the Audit Committee is Mr. Asensio. The Audit Committee was established on October 22, 1996.  The report of the Audit Committee with respect to the 2006 fiscal year is set forth under the heading “Report of the Audit Committee” below.

Compensation Committee

The Company’s Compensation Committee is currently comprised of two members of the Board of Directors, Messrs. Howells and Edmonson.  The Chairman of the Compensation Committee is Mr. Howells. The Board has determined that each of the Committee members is an outside Director within the meaning of the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended, a non-employee Director under Rule 16b-3 under the Exchange Act, and “independent” within the meaning of currently applicable rules of the Exchange Act and Nasdaq listing standards. None of the members of the Compensation Committee are former officers or employees of the Company, except for Mr. Howells who resigned as President and Chief Executive Officer in August 1995.  The Compensation Committee evaluates the performance and reviews and approves the compensation of executive officers, including the chief executive officer, of the Company.  The Compensation Committee was established on June 12, 1997.  A copy of the Compensation Committee Charter is available on our website, www.inventuregroup.net by choosing the “Investors” and then “Governance” links.

Shareholder Communications with Directors

Shareholders who wish to communicate with the Board of Directors, the non-management Directors or an individual Director may do so by sending a letter to the Secretary of the Company at 5050 N. 40th Street, Suite #300, Phoenix, Arizona 85018. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication.”  The Secretary has been authorized to screen commercial solicitations and materials which pose security risks, are unrelated to the business or governance of the Company, or are otherwise inappropriate.  All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all or individual members of the Board. The Secretary will make copies of all such letters and circulate them to the appropriate Director or Directors.

REPORT OF THE AUDIT COMMITTEE

The Company’s Audit Committee consists of three directors, each of whom the Board of Directors has determined to be “independent” within the meaning of currently applicable rules of the Exchange Act and Nasdaq listing standards for audit committee members and to comply with the financial knowledge requirements of Nasdaq listing standards.  In addition, the Board of Directors has determined that Ashton D. Asensio is an Audit Committee “financial expert” within the meaning of currently applicable rules of the Exchange Act and complies with the professional experience requirements of the Nasdaq listing standards.  The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at www.inventuregroup.net by choosing the “Investors” and then “Governance” links.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 30, 2006 with management of the Company and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm.  The Audit Committee has also discussed with Deloitte & Touche LLP the matters required by Statement on Auditing Standards No. 61, “Communications with Audit Committees.”  The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2006 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,

Ashton D. Asensio

Mark S. Howells

Macon Bryce Edmonson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mark S. Howells, the current Chairman of the Compensation Committee, was formerly Chairman of the Board from March 1995 to August 2004, and President and Chief Executive Officer of the Company from March 1995 to August 1995.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the below section titled “Executive Officer Compensation—Compensation Discussion and Analysis” with management, and, based on such review and discussions, recommended to the Board of Directors that the section be included in this Proxy Statement for the fiscal year ended December 30, 2006.

Submitted by the Compensation Committee of the Board of Directors.

Mark S. Howells

Macon Bryce Edmonson

DIRECTOR COMPENSATION

Only non-employee Directors are compensated for their services as Directors.  The Company’s 2006 compensation package for non-employee Directors was comprised of cash (annual retainers and committee meeting fees) and stock option grants. The annual pay package is designed to attract and retain highly-qualified, independent professionals to represent our shareholders and positioned to approximate the median of our peer group.  See “Compensation Discussion and Analysis —Determining Executive Compensation.”

2006 compensation for non-employee Directors consisted of the following:

•      Retainers – Each independent Director is paid an annual retainer of $4,000. Additionally, the Chairman of the Board of Directors receives an annual retainer of $15,000; the Chairman of the Audit Committee receives an annual retainer of $15,000; and the Chairman of the Compensation Committee receives an annual retainer of $3,000.  The annual cash retainers are paid in quarterly installments.

•      Meeting Fees – During 2006, for each quarterly Board meeting, attendees were compensated $2,500, or $500 if they participated telephonically.  For Audit Committee meetings attendees were compensated $2,000, or $500 if they participated telephonically.  For Compensation Committee meetings attendees were compensated $1,000, or $500 if they participated telephonically.

•      Stock Options – Stock option grants (1) are made each year after each Annual Meeting of Shareholders upon the Directors’ election to the Board, (2) are exercisable on the date of the next Annual Meeting of Shareholders, (3) have a five-year term and (4) are granted with exercise prices equal to the closing price at the end of the day of the Annual Meeting of Shareholders.  In May 2006, the Company granted options to purchase 5,000 shares of Common Stock to each person who was elected to the Board of Directors at the 2006 Annual Meeting of Shareholders (other than Mr. Kufel). Such options have an exercise price of $2.80 per share, are exercisable on the date of the 2007 Annual Meeting of Shareholders and have a term of five years. The Company plans to continue to grant stock options in the amount of 5,000 options per year to each continuing non-employee Director and 5,000 options to each newly appointed Director.

•      Business Expenses – Directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors and for other expenses incurred in their capacity as Directors.

•      Director and Officer Liability Insurance – Director and officer liability insurance individually insures our Directors and officers against certain losses that they are legally required to pay as a result of their actions while performing duties on our behalf.  Our D&O insurance policy does not break out the premium for Directors versus officers and, therefore, a dollar amount cannot be assigned for individual Directors.

The following table sets for the compensation paid to each Director for the 2006 fiscal year.

NON-EMPLOYEE DIRECTORS’ COMPENSATION TABLE

Name	Fees Earned or Paid in Cash (1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total
Ashton D. Asensio	$27,500	—	$1,584	—	—	—	$29,084
Macon Bryce Edmonson	$11,000	—	$0	—	—	—	$11,000
Mark S. Howells	$30,250	—	$1,584	—	—	—	$31,834
Eric J. Kufel (3)	$4,750	—	$0	—	—	—	$4,750
Larry Polhill	$30,048	—	$1,584	—	—	—	$31,632

(1)  The aggregate dollar amount of all fees earned or paid in cash for services as a Director.

(2)  Value of the annual grant of options to purchase shares of common stock (options have a five-year term and become exercisable at the date of the next Annual Meeting of Shareholders generally held in May of every year).  The value reflects the compensation expense recognized by the Company during 2006 under SFAS No. 123(R).  Refer to Note 1 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 30, 2006, for a discussion of the relevant assumptions used in calculating the recognized compensation expense and grant-date fair value pursuant to SFAS No. 123(R).  The recognized compensation expense and grant-date fair value of the stock option awards for financial reporting purposes will likely vary from the actual amount ultimately realized by the Director based on a number of factors.  These factors include stock price fluctuations, differences from the valuation assumptions used and the timing of exercise.

(3)  Mr. Kufel received cash for services as a Board member before he was appointed as Chief Executive Officer.  Since his appointment as Chief Executive Officer, Mr. Kufel has not been entitled to receive specific fees for Board services or stock option awards in accordance with the Company’s policy of reimbursing only non-employee Directors for their services as a Director.

EXECUTIVE OFFICER COMPENSATION

The Compensation Committee of the Board of Directors reviews and recommends to the Board of Directors for approval the compensation packages for all executive officers of the Company, including the executive officers named in the Summary Compensation Table below (the “Named Executive Officers”).  This section includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide to our Named Executive Officers. This section should be read in conjunction with the detailed tables and narrative descriptions beginning on page 18 of this Proxy Statement.

Compensation Discussion and Analysis

Executive Compensation Philosophy and Principles

We operate in a competitive and challenging industry.  We believe that our executive compensation program for the CEO, CFO and other Named Executive Officers should conform to the Company’s philosophy, including the following parameters for compensation decisions:

•                                          total compensation will be competitive with the organizations with which we compete for talent;

•                                          the compensation program will reward executives for their individual performance and contribution to the Company’s objectives;

•                                          as executives assume greater responsibility, a larger portion of their total compensation will be “at risk” incentive compensation (both annual and long-term), subject to corporate, business unit and individual performance measures; and

•                                          the compensation program will be values-based, rewarding both desired results and best practices behaviors that the Compensation Committee believes are essential to achieving long-term growth in sales and profits and increased value for shareholders.

The primary objectives of our executive compensation program are:

•                                          to attract to the Company qualified individuals who have the potential as executive officers to contribute to the long-term growth and success of the Company and thereby enhance shareholder value;

•                                          to motivate the Company’s executive officers to perform at the highest professional level to maximize their contribution to the Company;

•                                          to retain the Company’s executive officers in the Company’s employ;

•                                          to create incentives for the Company’s executives to create both short-term and consistent, long-term, sustainable growth of the Company; and

•                                          to facilitate an ownership culture and align the interests of the Company’s executives with the shareholders.

Determining Executive Compensation

The Compensation Committee of the Board of Directors is responsible for administering the compensation program for executive officers and certain other senior management of the Company.  The Board has determined that each member of the Compensation Committee meets the definition of independence under our corporate governance guidelines and further qualifies as a non-employee Director for purposes of Rule 16b-3 under the Exchange Act.  The Compensation Committee operates in a manner designed to meet the tax deductibility criteria included in Section 162(m) of the Internal Revenue Code. Refer to “Meetings and Committees of the Board of Directors” beginning on page 9 for additional information about the Compensation Committee and its members.

To assist the Compensation Committee in discharging its responsibilities, the Committee obtains peer group benchmarking data and information about other relevant market practices and trends regarding target levels for various elements of total compensation for senior executives from Equilar, Inc., a research firm specializing in executive compensation analysis.  To ensure that our senior executive compensation is competitive in the marketplace, we benchmark ourselves against a group of competitors in our industry (our “compensation peer group”).  Our compensation peer group is comprised of fourteen small cap food/consumer product companies with similar operating revenue to ours.  We believe that our compensation peer group is representative of the market in which we compete for talent.

The Compensation Committee reviews and considers the compensation peer group data provided by Equilar, Inc. in its deliberations.  Compensation peer group practices are analyzed annually for salary, target annual incentives and target long-term incentives, and periodically for other pay elements.  In setting the total compensation of each executive, the Compensation Committee also considers individual performance, experience in the role and contribution to achieving the Company’s business strategy.

Each year, the CEO makes recommendations to the Compensation Committee regarding the compensation package for each of the Named Executive Officers (other than himself).  Based on its review of the peer group information, individual performance (taking into account input from the CEO) and other factors, the Compensation Committee makes recommendations to the Board of Directors regarding the compensation for the CEO and the other Named Executive Officers. The independent members of the Board of Directors, meeting in executive session, determine the compensation of the CEO.  The full Board of Directors determines the compensation of the other Named Executive Officers (unless a Named Executive Officer is also a Director, in which case he abstains from the determination of his own compensation).

The Compensation Committee annually reviews executive pay summaries (“pay tallies”) for each of the Named Executive Officers.  These pay tallies detail each such executive’s annual pay and total compensation projected under assumed performance and termination of employment scenarios.  The pay tallies also include a summary of peer group practices and performance (actual and projected) to help the Compensation Committee to ensure that the design of our program is consistent with our compensation philosophy and that the amount of compensation is within appropriate competitive parameters.  Based on this review, the Compensation Committee concluded that in fiscal year 2006 the total compensation of each Named Executive Officer (and, in the case of assumed severance and change-in-control scenarios, potential payouts) was appropriate and reasonable.

As a general principle, the Compensation Committee believes that compensation of executive officers cannot always be determined by a fixed formula and that the use of the business judgment of the Compensation Committee in determining compensation for each executive based on the particular facts and circumstances related to him or her will generally be in the best interests of the Company and our shareholders.  Accordingly, from time to time in the exercise of its discretion, the Compensation Committee may approve changes in compensation that it views as appropriate to award particular performance or to provide incentives toward achieving the objectives of our executive compensation program.

Deductibility of Compensation and Other Related Issues

Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to the Company’s CEO and four other most highly compensated executive officers serving on the last day of the year.  Based on the regulations issued by the Internal Revenue Service, we have taken the necessary actions to ensure the deductibility of payments with respect to stock options and performance shares granted under our plans, whenever possible.  We intend to continue to take the necessary actions to maintain the deductibility of compensation resulting from these types of awards.  In contrast, restricted stock granted under our plans generally does not qualify as “performance-based compensation” under Section 162(m). Therefore, the vesting of restricted stock in some cases will result in a loss of tax deductibility of compensation, including in the case of the CEO.  We view preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation.  In specific instances we have and in the future may authorize compensation arrangements that are not fully tax deductible but which promote other important objectives of the Company.

Elements of Our Executive Compensation Program

Our Named Executive Officer compensation package consists of the following elements: base salaries, annual incentives, long-term incentives, retirement plans, benefits, perquisites and post-termination compensation.

Base Salaries:  Base salaries are a fixed element of the executive officer compensation package paid to provide executive officers with a base level of annual compensation commensurate with their level of responsibility and sustained individual performance.  The Compensation Committee believes that competitive base salaries are important in attracting and retaining strong talent.  As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired, taking into account such officer’s qualifications, experience, prior salary, and industry salary information.  Year-to-year adjustments to each executive officer’s base salary are based upon Company performance for the year, personal performance for the year, changes in the general level of salaries of persons in comparable positions within the industry, and the average merit salary increase for such year for all employees of the Company, as well as other factors the Compensation Committee judges to be pertinent during an assessment period.  Annual merit increases are approved by the Board and Compensation Committee as a normal part of the annual evaluation of employees of the Company.  Data on salaries paid to comparable positions in our compensation peer group is gathered and is reviewed each year.  The CEO advises the Compensation Committee of his recommendations for the salaries of all Named Executive Officers other than himself.  The Compensation Committee, after reviewing the CEO’s recommendations and the other information described in this paragraph, recommends to the Board for its consideration and approval the salaries for the CEO, CFO and other Named Executive Officers.

Annual Incentives:  Annual performance incentive cash compensation is provided to executive officers in the discretion of the Compensation Committee in accordance with our Annual Incentive Plan.  We believe annual incentive payments promote the achievement of our annual corporate and business unit financial goals, as well as the individual goals of each Named Executive Officer.  Each year the Compensation Committee reviews (1) our performance during the prior year and (2) our performance objectives for the upcoming year.  The Compensation Committee uses this information when considering recommendations from management relating to performance goals for the upcoming year.  Actual performance above the plan could result in incentive payments above the target level.  Conversely, performance below plan would generally result in incentive payments below the target level, with no payment being made for performance below a minimum threshold.  The amount earned will vary relative to the Company’s, the applicable business unit’s and each individual’s performance.

Grants of annual incentive awards for 2006 were determined based primarily upon the attainment of pre-determined objectives with respect to financial performance measures predominantly tied to attaining corporate net income targets for the fiscal year.  Financial performance measures and objectives were determined based on our operating plan for 2006.  Such operating plan was developed by management, presented to and approved by the Board of Directors.  Each Named Executive Officer’s incentive award was based on a review by management in conjunction with the Compensation Committee and the available pool of incentive award dollars was allocated to each Named Executive Officer based on his respective level within the Company and how effectively individual objectives were met at year end.

The Compensation Committee maintains discretion to adjust performance measures and objectives for extraordinary items and other items as it deems appropriate.

The Compensation Committee reviewed and approved the degree of attainment of our financial objectives for 2006.  For 2006, we achieved and exceeded our targeted net income.  All of the Named Executive Officers attained their individual objectives in attaining the targeted net income.

The Compensation Committee also approved a similar Annual Incentive Plan for 2007 that includes the Named Executive Officers’ target incentive awards for 2007 and our targeted financial measures for 2007.  The Compensation Committee recommended this Annual Incentive Plan to the Board of Directors, which approved the Annual Incentive Plan for 2007.  For 2007, incentive compensation is based upon attaining a corporate net income target and individual attainment of goals approved by the Compensation Committee and management of the Company.  We believe the achievement of the target levels for net income and individual goals are likely if our Company is able to operate in accordance with its 2007 operating plan.

For 2007, performance measures are defined as follows:

•      net income is defined as operating income less taxes; and

•      individual goals are defined as documented objectives developed in line with corporate objectives.

Long-Term Incentives:  The Compensation Committee uses grants of stock options pursuant to our 2005 Equity Incentive Plan (the “Plan”) to deliver competitive compensation that recognizes executives for their contributions to the Company and aligns executives with shareholders in focusing on long-term growth and stock performance.  Stock options are granted based on the closing trading price on the date of grant.  Stock options provide the Company’s Named Executive Officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company’s Common Stock.  The Plan is intended to promote the achievement of our objectives of:

•                  our long-term corporate financial goals through net income targets; and

•                  stock price appreciation through stock options.

Stock option grants are intended to directly motivate an executive to maximize long-term shareholder value. In general, stock options granted to executive officers utilize three-year vesting periods that are intended to encourage executive officers to continue in the employ of the Company.

The amount of long-term incentives a Named Executive Officer may earn will vary based on actual financial and stock price performance.

In addition, we award restricted shares from time to time to selected executives mainly to facilitate recruitment and retention.

The Board of Directors has generally followed a practice of selectively and thoughtfully making option grants to executive officers on a single date.  An exception is granting options on the date an officer starts with the Company.  We do not otherwise have any program, plan or practice to time annual option grants or any other option grants to our executives in coordination with the release of material non-public information.  The Compensation Committee and Board of Directors retain the discretion to make additional awards of options or restricted stock to executives at other times for recruiting or retention purposes.  All option awards granted to our Named Executive Officers, or any of our other employees or Directors, are granted with an exercise price equal to the closing trading price on the date of grant.  We do not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date, and we do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date.  All grants to Named Executive Officers are made by the Board of Directors itself and not pursuant to delegated authority.  Awards of options to employees below the executive level are made by our CEO, pursuant to authority delegated by the Board and subject to Board-approved allocation.

Awards are generally made as long-term incentive compensation to executives and other key employees when the Compensation Committee and Board of Directors believe such awards are appropriate.  The Compensation Committee makes these awards to both reward short-term performance with equity-based compensation and to motivate the recipient’s long-term performance.

In addition to options granted in 2006, as disclosed in other tables in this Proxy Statement, the Compensation Committee and Board of Directors granted long-term performance option awards in the first quarter of 2007 to the Named Executive Officers as follows:

Grants of Plan–Based Awards

First Quarter 2007

Name	Grant Date	Option Awards: Number of Securities Underlying Options (#)

Eric J. Kufel	02/23/07	300,000

Terry McDaniel	02/23/07	200,000

Steve Weinberger	02/23/07	100,000

Steven Sklar	02/23/07	50,000

E. Brian Foster	02/23/07	50,000

Retirement Plans:

401(k) Plan

The Named Executive Officers participate in the Company’s 401(k) plan on the same terms as provided to all employees.  The plan is designed to allow employees the ability to save for the replacement income upon retirement.  Benefits consist of deferrals by the executive of salary and annual incentives, and matching contributions by us.  The percentage match the Company incurs on behalf of the executives’ participation in the 401(k) plan is the same as for all employees of the Company.

Non-Qualified Deferred Compensation

On January 18, 2007, the Compensation Committee of our Board of Directors adopted a Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”), effective January 1, 2007.

The Deferred Compensation Plan is a nonqualified deferred compensation plan that allows certain individuals designated by the Company from a select group of management or highly compensated service providers to defer a portion of their salary and bonus under the Deferred Compensation Plan (“Compensation Deferrals”).  Compensation Deferrals under the Plan represent obligations of the Company to pay participants certain compensation amounts that the participants have elected to defer.  The Deferred Compensation Plan is intended to provide participants with the ability to defer income that would otherwise be payable to them for tax planning purposes.  The Compensation Deferrals are payable in cash and generally will be paid in either a lump sum or in annual installments over a certain term upon retirement or in a lump sum upon death or other termination of service, according to the Deferred Compensation Plan.

Subject to the terms and conditions of the Deferred Compensation Plan, each participant may specify one or more investment funds or benchmarks made available by the Plan Administrator in which their deferrals shall be deemed to be invested, and each participant’s deferral account will be adjusted periodically in accordance with the procedures adopted by the Plan Administrator to reflect such deemed investments.  A participant’s deferral account will be 100% vested at all times.

The obligation to pay the vested balance of each Deferred Compensation Plan participant’s account shall at all times be an unfunded and unsecured obligation of the Company.  Benefits are payable solely from the Company’s general funds and are subject to the risk of corporate insolvency.  Participants will not have any interest in any particular assets of the Company by reason of any obligation created under the Deferred Compensation Plan.  A participant’s right to Compensation Deferrals cannot be transferred, assigned, pledged or encumbered.

This plan uses the same benefit formulas as our broad-based IRS 401(k) qualified plan, and uses the same types of compensation to determine benefit amounts.

Our retirement plans are designed:

•              to allow our employees to provide an appropriate level of replacement income upon retirement; and

•              to facilitate the attraction and retention of high caliber executives in a competitive labor market.

Benefits:  The Company provides a standard benefits package to all employees that includes medical, dental, vision and optional life insurance.  Our Named Executive Officers are also provided with both short- and long-term disability insurance.  We believe these benefit packages are necessary to attract and retain high caliber executives in our competitive labor market.

Perquisites:  The Compensation Committee believes that it has taken a conservative approach to perquisites relative to other companies.  For example, we do not provide company cars (although we do provide automobile allowances) or club memberships to our Named Executive Officers.  We also do not provide tax gross-ups on perquisites.  The Summary Compensation Table on page 18 of this Proxy Statement contains itemized disclosure of all perquisites to our NEOs, regardless of amount.

Post-Termination Compensation:  Our Named Executive Officers are covered by arrangements which specify payments in the event such executive’s employment is terminated, whether by termination without cause or a change in control of the Company.  The type and amount of payments vary by executive level and the nature of the termination.  These severance benefits, which are competitive with the compensation peer group and general industry practices, are payable if and only if the executive’s employment terminates as specified in the applicable plan document or employment agreement.  For more information, please refer to “Potential Payments upon Termination or a Change in Control,” which begins on page 22 of this Proxy Statement.

The Compensation Committee believes these severance arrangements are necessary to attract and retain high caliber executives in a competitive labor market in which formal severance plans are common.

Summary of Compensation and Grants of Plan-Based Awards

The following table sets forth certain compensation information for the fiscal year ended December 30, 2006 concerning our Chief Executive Officer, Chief Financial Officer and our three most highly compensated executive officers.  We have also included one officer whose employment with the Company terminated during the fiscal year ended December 30, 2006 who would have been included as one of our three most highly compensated executive officers but for such termination.  We refer to these individuals collectively as the “Named Executive Officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($ )	Bonus ($ )		Restricted Stock Awards ($)(6)	Option Awards ($) (6)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation ($ )		Total ($)
Eric J. Kufel, Chief Executive Officer and Director (from 2/14/06) (1)	2006	401,454	50,000	(12)	—	30,312	—	—	19,162	(7)	500,928

Terry McDaniel, Chief Operating Officer (from 4/17/06) (2)	2006	218,750	25,000	(12)	—	15,156	—	—	53,962	(8)	312,868

Steve Weinberger, Chief Financial Officer (from 8/8/06) (3)	2006	83,154	10,000	(12)	—	3,750	—	—	47,106	(9)	144,010

Steven Sklar, Senior Vice President – Marketing (4)	2006	202,089	20,500		58,215	1,819	—	—	11,822	(10)	294,445

Tom Tierney, Senior Vice President – Sales (5)	2006	179,552	—		—	—	—	—	10,000	(13)	189,552

E. Brian Foster, Vice President – Manufacturing (11)	2006	156,789	20,000	(12)	—	2,728	—	—	—		185,517

(1)                   Mr. Kufel has served as Chief Executive Officer since February 2006.  From December 19, 2005 until February 13, 2006, he served as Interim Chief Executive Officer. He served as President and Chief Executive Officer from February 1997 to August 2004, as a Director since February 1997 and as Chairman of the Board from August 2004 until February 13, 2006.

(2)                   Mr. McDaniel has served as Chief Operating Officer since April 2006.

(3)                   Mr. Weinberger has served as Chief Financial Officer since August 2006.

(4)                   Mr. Sklar has served as Senior Vice President – Marketing since August 2005.

(5)                   Mr. Tierney resigned on April 17, 2006 and was paid as a sales consultant until October 21, 2006.  Mr. Tierney served as Senior Vice President – Sales since October 2004.  He served as Vice President – Grocery/DSD Sales from November 2001 to October 2004.

(6)                   The value reflects the compensation expense for 2006 option grants recognized as expense by the Company during 2006 under SFAS No. 123(R).  Refer to Note 1 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 30, 2006, for a discussion of the relevant assumptions used in calculating the recognized compensation expense and grant-date fair value pursuant to SFAS No. 123(R).

(7)                   Represents director fees of $4,500 paid to Mr. Kufel in his capacity as Chairman of the Board before he became Chief Executive Officer, an automobile allowance of $11,539 and $3,123 of disability insurance paid on behalf of Mr. Kufel.

(8)                   Represents a taxable relocation payment of $41,324, an automobile allowance of $6,865, 401(k) Company matching payment of $1,251 and $4,522 of disability insurance paid on behalf of Mr. McDaniel by the Company.

(9)                   Represents a taxable relocation payment of $43,500, an automobile allowance of $3,531 and a 401(k) Company matching payment of $75.

(10)             Represents an automobile allowance of $8,400, 401(k) Company matching payment of $444 and $2,978 of disability insurance paid on behalf of Mr. Sklar by the Company.

(11)             Mr. Foster has served as Vice President – Manufacturing since March 2005.

(12)             Included in this column, Mr. Kufel, Mr. McDaniel, Mr. Weinberger, Mr. Sklar and Mr. Foster received $50,000, $25,000, $10,000, $9,500 and $11,000 bonuses, respectively, paid in February 2007, as a result of attaining approved 2006 performance targets.

(13)             Represents payment of $10,000 for outplacement services as a result of Mr. Tierney’s resignation.

The following table sets forth certain information concerning grants of plan-based awards to the named executive officers in fiscal year 2006.

Grants of Plan–Based Awards

Fiscal Year 2006

Name	Grant Date		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)

Eric J. Kufel	04/17/06	(2)	200,000	$2.81	$97,000

Terry McDaniel	04/17/06	(3)	100,000	$2.81	$48,500

Steve Weinberger	08/08/06	(3)	50,000	$2.31	$20,000

Steven Sklar	05/23/06	(4)	12,000	$2.80	$5,820

E. Brian Foster	05/23/06	(4)	18,000	$2.80	$8,730

(1)                   The amounts set forth in these columns represent the grant date fair market value of option awards computed in    accordance with SFAS No. 123(R).  Refer to Note 1 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 30, 2006, for a discussion of the relevant assumptions used in calculating the recognized compensation expense and grant-date fair value pursuant to SFAS No. 123(R).

(2)                   The option award was granted as part of a long-term incentive plan for the officer in accordance with his employment agreement.

(3)                   The option awards were granted as part of the employment agreements when the officers started employment.

(4)                   The option awards were granted as part of long-term incentive plans for the officers.

Equity Incentive Plan Approved by Shareholders

As of December 30, 2006, the only compensation plan of the Company approved by the shareholders is the Poore Brothers, Inc. 2005 Equity Incentive Plan (the “Plan”), pursuant to which (a) 410,958 shares of Common Stock (the number of shares of Common Stock reserved under the Poore Brothers 1995 Stock Option Plan (the “Prior Plan”)) and (b) the number of shares of Common Stock that prior to issuance are released from, or reacquired by the Company pursuant to, the terms of awards outstanding under the Prior Plan, have been authorized for issuance.  All of the options listed in the table above were granted pursuant to the Plan.  They vest in equal installments over a three-year period.

Equity Compensation Plans not Approved by Shareholders

The Company has granted non-qualified stock options which do not fall under the Prior Plan or the Plan approved by the Company’s shareholders (“Non-Plan Options”).  Plan “A” consists of Non-Plan Options granted from August 1, 1995 to October 22, 1996 to two grantees to purchase an aggregate of 20,000 shares of Common Stock, with an average exercise price of $3.50 per share, immediate vesting and that expire ten years from the date of grant, including options to purchase 10,000 shares granted to Mr. Howells with an exercise price of $3.50.  Plan “B” consists of Non-Plan Options granted from August 27, 2001 to November 5, 2001 to two grantees to purchase an aggregate of 50,000 shares of Common Stock, with an average exercise price of $3.02 per share, three-year vesting and that expire five years from the date of grant, including options to purchase 25,000 shares granted to Mr. Tierney with an exercise price of $2.95.  Plan “C” consists of Non-Plan Options granted June 11, 2003 to seven grantees to purchase an aggregate of 72,500 shares of Common Stock, with an exercise price of $3.60 per share, three-year vesting and that expire five years from the date of the grant, including options to purchase 12,500 shares granted to Mr. Tierney.  As of March 24, 2006, Non-Plan Options to purchase a total of 142,500 shares of Common Stock were outstanding, with an average exercise price of $3.38 per share.

The following table sets forth information as of December 30, 2006 with respect to compensation plans under which shares of Common Stock of the Company are authorized for issuance:

Securities Authorized for Issuance Under Equity Compensation Plans

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders	722,000	$2.80	1,028,332

Equity Compensation Plans not Approved by Shareholders (1)	52,500	$3.60	—

Total	774,500	$2.86	1,028,332

(1) Consists of the three plans described above under “Equity Compensation Plans Not Approved by Shareholders.”

Outstanding Equity Awards

The following table sets forth certain information with respect to our outstanding equity awards at December 30, 2006 with respect to the named executive officers.

Outstanding Equity Awards

at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exerciseable	Number of Securities Underlying Unexercised Options (#) Unexerciseable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested (1)
Eric Kufel	5,000	—	$2.50	7/8/09	—	—
	5,000	—	$5.00	8/4/10	—	—
	—	200,000	$2.81	4/17/11	—	—

Terry McDaniel	—	100,000	$2.81	4/17/11	—	—

Steve Weinberger	—	50,000	$2.31	8/8/11	—	—

Steve Sklar	—	12,000	$2.80	5/23/11	23,569	$57,744

E. Brian Foster	25,000	—	$2.13	10/7/07	—	—
	15,000	—	$3.60	6/11/08	—	—
	20,000	10,000	$2.50	7/8/09	—	—
	—	18,000	$2.80	5/23/11	—	—

(1)             The amounts reflected in this column reflect the number of shares multiplied by the market value of such shares at fiscal year end.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to option exercises and stock vested during the fiscal year ended December 30, 2006 with respect to the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Eric J. Kufel			$—	—
Terry McDaniel	—	—	—	—
Steve Weinberger	—	—	—	—
Steven Sklar	—	—	11,784	27,457
Thomas F. Tierney	—	—	—	—
E. Brian Foster	—	—	—	—

(1)             The amounts reflected in this column reflect the number of shares acquired upon vesting multiplied by the market value of such shares on the vesting date.

Retirement Benefits

The Company does not have a pension plan.

Non–Qualified Deferred Compensation

On January 18, 2007, the Compensation Committee of our Board of Directors adopted the Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”), effective January 1, 2007.

The Deferred Compensation Plan is a nonqualified deferred compensation plan that allows certain individuals designated by the Company from a select group of management or highly compensated service providers to defer a portion of their salary and bonus under the Deferred Compensation Plan (“Compensation Deferrals”).  Compensation Deferrals under the Plan represent obligations of the Company to pay participants certain compensation amounts that the participants have elected to defer.  The Deferred Compensation Plan is intended to provide participants with the ability to defer income that would otherwise be payable to them for tax planning purposes.  The Compensation Deferrals are payable in cash and generally will be paid in either a lump sum or in annual installments over a certain term upon retirement or in a lump sum upon death or other termination of service, according to the Deferred Compensation Plan.

Subject to the terms and conditions of the Deferred Compensation Plan, each participant may specify one or more investment funds or benchmarks made available by the Plan Administrator in which their deferrals shall be deemed to be invested, and each participant’s deferral account will be adjusted periodically in accordance with the procedures adopted by the Plan Administrator to reflect such deemed investments.  A participant’s deferral account will be 100% vested at all times.

The obligation to pay the vested balance of each Deferred Compensation Plan participant’s account shall at all times be an unfunded and unsecured obligation of the Company.  Benefits are payable solely from the Company’s general funds and are subject to the risk of corporate insolvency.  Participants will not have any interest in any particular assets of the Company by reason of any obligation created under the Deferred Compensation Plan.  A participant’s right to Compensation Deferrals cannot be transferred, assigned, pledged or encumbered.

Potential Payments Upon Termination or Change in Control

Our executive officers are eligible to receive certain benefits in the event their employment is terminated (1) by the Company without cause, (2) upon their retirement, disability or death or (3) in certain circumstances following a change in control.  The amount of benefits will vary based on the reason for the termination.

The following sections present calculations as of December 30, 2006 of the estimated benefits our executive officers would receive in each of these situations. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount an executive would receive if an eligible termination event were to occur.

In addition to the amounts disclosed in the following sections, each executive officer would retain the amounts which he has earned or accrued over the course of his employment prior to the termination event, such as the executive’s balances under our Deferred Compensation Plan, our 401(k) plan and previously vested stock options.  For further information about previously earned and accrued amounts, see “Executive Compensation — Summary Compensation Table,” “Executive Compensation — Outstanding Equity Awards at Fiscal Year End Table,” “Executive Compensation — Option Exercises and Stock Vested Table” and “Non-Qualified Deferred Compensation.”

Severance Benefits

If the employment of an executive is terminated without cause, then he or she will be entitled to receive benefits under their employment agreements.  Benefits are not available if an executive is terminated for cause.  Messrs. Kufel, McDaniel, Weinberger and Sklar have severance benefits in their respective employment agreements.  Mr. Foster does not have an employment agreement and is employed “at will.”  In the event we terminate the employment of a Named Executive Officer who is not subject to an employment agreement for reasons other than cause, such executive would generally receive severance benefits from the Company.  This would occur and would be designed to apply in situations where the Company terminates employment for reasons such as (1) performance; (2) a reduction in work force; (3) the closing, sale or relocation of a facility; or (4) elimination of a position.  The following table sets forth the benefits payable to our Named Executive Officers as severance.

Name	Salary ($)	Bonus (2)	Options ($) (1)	Restricted Stock ($)	Health Benefits ($)	Auto Allowance ($)	Outplacement ($)	Total ($)
Eric Kufel (3)	65,833	—	66,688	—	—	2,000	10,000	144,521
Terry McDaniel	162,500	—	—	—	—	5,100	9,000	176,600
Steve Weinberger	115,000	—	—	—	—	5,100	9,000	129,100
Steve Sklar	150,000	—	—	—	—	5,850	10,000	165,850
E. Brian Foster	—	—	—	—	—	—	—	—

(1)    The amounts set forth in this column represent the grant date fair market value of option awards computed in accordance with SFAS No. 123(R).  Refer to Note 1 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 30, 2006, for a discussion of the relevant assumptions used in calculating the recognized compensation expense and grant-date fair value pursuant to SFAS No. 123(R).

(2)    Each Named Executive Officer would be entitled to any applicable prorated bonus.  Because bonuses are performance based, we are unable to reasonably estimate these amounts.

(3)          Mr. Kufel has escalating severance payments depending on length of service with the Company as follows:  (i) if such termination occurs prior to the one year anniversary of the effective date of his employment agreement (February 14,2006), his then current monthly base salary and his monthly auto allowance for the two (2) month period following the date of termination, paid on the Company’s regular paydays throughout that two-month period, (ii) if such termination occurs on or after the one year anniversary of the effective date of his employment agreement, but prior to the two year anniversary of such date, his then current monthly base salary and his monthly auto allowance for the four-month period following the date of termination, paid on the Company’s regular paydays throughout that four-month period, and (iii) if such termination occurs on or after the two year anniversary of the effective date, his then current monthly base salary and his monthly auto allowance for the six-month period following the date of termination, paid on the Company’s regular paydays throughout that six-month period.  For purposes of this table, we have assumed that Mr. Kufel was terminated on December 30, 2006.

Payments Triggered Upon a Change in Control

The following table sets forth the value of the payments to which each Named Executive Officer would be entitled as of December 30, 2006 in the event of a change in control of the Company.

Name	Salary ($)	Bonus (1)	Auto Allowance ($)	Stock Options ($)	Restricted Stock ($)	Outplacement($)	Total ($)
Eric Kufel	790,000	—	12,000		—	10,000	$1,330,000
Terry McDaniel	325,000	—	—	—	—	9,000	334,000
Steve Weinberger	230,000	—	—	—	—	9,000	239,000
Steve Sklar	400,000	—	7,800	—	—	10,000	417,800
E. Brian Foster (2)	—	—	—	—	—	—	—

(1)             Each Named Executive Officer would be entitled to any applicable prorated bonus.  Because bonuses are performance based, we are unable to reasonably estimate these amounts.

(2)             Mr. Foster is not subject to an employment agreement.  In the event we terminate the employment of such a Named Executive Officer for reasons other than cause, such executive would generally receive severance benefits to be determined by the Compensation Committee and the Board of Directors in their discretion.

Employment Agreements

Eric Kufel

The Company entered into an executive employment agreement with Mr. Kufel dated as of February 14, 2006, employing him as Chief Executive Officer.  This employment agreement superseded Mr. Kufel’s prior employment agreement with the Company dated as of December 14, 2005, which was entered into when Mr. Kufel was appointed as the Company’s Interim Chief Executive Officer.  Pursuant to the terms of his employment agreement, Mr. Kufel is an “at will” employee and will receive an annual base salary of $395,000 and, to the extent eligible thereunder, will be included in the Company’s plans that provide benefits to executive employees, including, medical, dental, vision, disability, life insurance, 401(k) plan, sick days, vacation and holidays.  Mr. Kufel is also eligible to participate in all non-qualified deferred compensation and similar compensation, bonus and stock plans offered, sponsored or established by the Company on substantially the same or a more favorable basis as any other employee of the Company.  Mr. Kufel may be eligible for bonuses as determined by the Compensation Committee.

Mr. Kufel’s employment agreement may be terminated by the Company upon written notice, and Mr. Kufel may terminate the employment agreement by submitting his written resignation to the Company, such resignation to become effective on the date the Company accepts it or one month following its submission. Provided that Mr. Kufel continues to comply with his obligations under his employment agreement, including his agreement not to compete with the Company’s business for twelve months following termination, his employment agreement generally provides the following: (a) a severance allowance if he is terminated by the Company without cause that consists of a continuation of salary and car allowance for a period of two months during his first year of employment, increasing to four months after February 14, 2007 and to six months after February 14, 2008; up to $10,000 for outplacement services; and a pro rata portion of any amounts payable under any bonus plan or (b) a change of control payment if there occurs both a change of control (as defined in his employment agreement) of the Company and good reason (termination of Mr. Kufel by the Company without cause and other reasons set forth in his employment agreement) that consists of a lump sum payment equal to 200% of base salary, twelve months of car allowance, up to $10,000 for outplacement services and a pro rata portion of any amounts payable under any bonus plan.

Steve Weinberger

The Company entered into an executive employment agreement with Mr. Weinberger on July 27, 2006, employing him as Chief Financial Officer.  Pursuant to the terms of this agreement, Mr. Weinberger is an “at will” employee.  Under the terms of his employment agreement, Mr. Weinberger will receive an annual base salary of $230,000, a $60,000 relocation allowance, eligibility for bonus as determined by the Board of Directors (or its Compensation Committee) in its discretion, an auto allowance of $850 per month, and, to the extent eligible thereunder, will be included in the Company’s plans that provide benefits to executive employees, including, medical, dental, vision, disability, life insurance, 401(k) plan, sick days, vacation and holidays.  Mr. Weinberger will also be eligible to participate in all non-qualified deferred compensation and similar compensation, bonus and stock plans offered, sponsored or established by the Company on substantially the same or a more favorable basis as any other employee of the Company.

In the event that Mr. Weinberger’s employment is terminated by the Company for cause or Mr. Weinberger resigns, Mr. Weinberger will be entitled to receive his then current base salary through the date his employment is terminated, but no other compensation of any kind.  In the event Mr. Weinberger’s employment is terminated by the Company without cause, he will be entitled to receive as severance his then current base salary and monthly car allowance for the six-month period following his termination and up to $9,000 for outplacement services.  In the event of a Change in Control (as defined in his employment agreement), if Mr. Weinberger’s employment is terminated by his resignation within twelve months following such Change in Control, he shall be entitled to receive the outplacement services described above, and if his employment is terminated for “good reason” as defined in his employment agreement, within specified time periods before or after a Change in Control, he shall be entitled to receive a lump sum amount equal to his then current annual base salary.

Mr. Weinberger’s employment agreement includes non-competition and non-solicitation provisions which will end one year after Mr. Weinberger’s employment ends and confidentiality provisions that continue indefinitely.

Terry McDaniel

The Company entered into an executive employment agreement with Mr. McDaniel on April 17, 2006, employing him as Chief Operating Officer.  Pursuant to the terms of this agreement, Mr. McDaniel is an “at will” employee.  Under the terms of his employment agreement, Mr. McDaniel will receive an annual base salary of $325,000, a $60,000 relocation allowance, eligibility for bonus as determined by the Board of Directors (or its Compensation Committee) in its discretion, an auto allowance of $850 per month, and, to the extent eligible thereunder, will be included in the Company’s plans that provide benefits to executive employees, including, medical, dental, vision, disability, life insurance, 401(k) plan, sick days, vacation and holidays.  Mr. McDaniel will also be eligible to participate in all non-qualified deferred compensation and similar compensation, bonus and stock plans offered, sponsored or established by the Company on substantially the same or a more favorable basis as any other employee of the Company.

In the event that Mr. McDaniel’s employment is terminated by the Company for cause or Mr. McDaniel resigns, Mr. McDaniel will be entitled to receive his then current base salary through the date his employment is terminated, but no other compensation of any kind.  In the event Mr. McDaniel’s employment is terminated by the Company without cause, he will be entitled to receive as severance his then current base salary and monthly car allowance for the six-month period following his termination and up to $9,000 for outplacement services.  In the event of a Change in Control (as defined in his employment agreement), if Mr. McDaniel’s employment is terminated by his resignation within twelve months following such Change in Control, he shall be entitled to receive the outplacement services described above, and if his employment is terminated for “good reason” as defined in his employment agreement, within specified time periods before or after a Change in Control, he shall be entitled to receive a lump sum amount equal to his then current annual base salary.

Mr. McDaniel’s employment agreement includes non-competition and non-solicitation provisions which will end one year after Mr. McDaniel’s employment ends and confidentiality provisions that continue indefinitely.

Steve Sklar

The Company entered into an executive employment agreement with Mr. Sklar on August 1, 2005, employing him as Senior Vice President, Marketing.  Pursuant to the terms of this agreement, Mr. Sklar is an “at will” employee.  Under the terms of his employment agreement, Mr. Sklar receives an annual base salary of $200,000, subject to review and change at the discretion of the Company’s Board of Directors.  In 2006, Mr. Sklar’s base salary was $202,089.  Mr. Sklar also received a relocation allowance of $75,000 and receives an auto allowance of $650 per month and, to the extent eligible thereunder, will be included in the Company’s plans that provide benefits to executive employees, including, medical, dental, vision, disability, life insurance, 401(k) plan, sick days, vacation and holidays.  Mr. McDaniel will also be eligible to participate in all non-qualified deferred compensation and similar compensation, bonus and stock plans offered, sponsored or established by the Company on substantially the same or a more favorable basis as any other employee of the Company.

In the event that Mr. Sklar’s employment is terminated by the Company for cause or Mr. Sklar resigns, Mr. Sklar will be entitled to receive his then current base salary through the date his employment is terminated, but no other compensation of any kind.  In the event Mr. Sklar’s employment is terminated by the Company without cause, he will be entitled to receive as severance his then current base salary and monthly car allowance for the nine-month period following his termination and up to $10,000 for outplacement services.  In the event of a Change in Control (as defined in his employment agreement), if Mr. Sklar’s employment is terminated by his resignation for Good Reason (as defined in the employment agreement) following such Change in Control, he shall be entitled to receive a lump sum amount equal to 200% of his then current annual base salary, his monthly car allowance for twelve months and any pro rata amounts under the then effective bonus plan; provided that he complies with his non-competition, non-solicitation and confidentiality obligations set forth in his employment agreement.

Mr. Sklar’s employment agreement includes non-competition and non-solicitation provisions which will end one year after Mr. Sklar’s employment ends and confidentiality provisions that continue indefinitely.

E. Brian Foster

Mr. Foster has served as our Vice President – Manufacturing since March 2005.  Mr. Foster is not employed pursuant to a written employment agreement.  He is an “at will” employee.

* * * * *

EXECUTIVE OFFICERS

The Board of Directors appoints the Company’s executive officers. Certain information concerning the Company’s executive officers is set forth below, except that information concerning Mr. Kufel, the Company’s Chief Executive Officer, is set forth above under “Proposal 1—Election of Directors.”

Terry McDaniel, age 49, has served as Chief Operating Officer since April 2006.  From 2003 to 2006, Mr. McDaniel was President/CEO and Board Member of MSLI Worksite Benefits, a company that markets voluntary benefits through the worksite, to Fortune 1000 companies.  From 1998 to 2003, Mr. McDaniel served as President/ CEO and Board Member of Wise Foods, Inc.  Prior to 1998, Mr. McDaniel served as Vice President of Sales and Marketing for Wise Foods, Inc., and as Vice President of Sales for Haagen-Dazs Company, Inc.  Prior to these positions, he held sales leadership positions for companies such as the Nestle Corporation, Tropicana Products, Inc. and Unilever.

Steve Weinberger, age 55, has served as Chief Financial Officer since August 2006.  From 2004 to 2006, Mr. Weinberger was Chief Financial Officer for Fiera Foods Co.  From 1999 to 2003, Mr. Weinberger was Senior Vice President of Finance at Canada Bread Company.   From 1979 to 1999, Mr. Weinberger was employed at Nabisco Canada, where he last served as Senior Vice President of Finance of the Christie Brown & Company division.

Steven Sklar, age 43, has served as Senior Vice President – Marketing since August 2005.  From 2002 to July 2005, Mr. Sklar served as Director of Marketing of Au Bon Pain.  From 2001 to 2002, he served as Director of Marketing for Legal Seafoods. From 1998 until 2001, he was co-founder and owner of Gourmet Food Marketing, a snack and appetizer food marketer.  Mr. Sklar also spent over ten years as the Vice President – Marketing for Marie Callender’s Retail Foods.

Thomas F. Tierney, age 42, served as Senior Vice President – Sales from October 2004 to April 2006, upon which time he resigned and worked with the Company as a consultant being paid until October 2006.  Mr. Tierney served as Vice President – Grocery/DSD Sales from November 2001 to October 2004.  Mr. Tierney previously worked from August 2000 to October 2001 at Sunbeam Corporation as Senior Director of National Sales for the Health & Safety business unit. For fourteen years prior to joining Sunbeam, Mr. Tierney held a number of increasingly responsible positions at The Dial Corporation including Director of Sales, Director of Trade Marketing, Director of Drug Channel Sales, Regional Business Development Manager, and Southeast Region Manager.

E. Brian Foster, age 44, has served as Vice President – Manufacturing since March 2005.  From 2002 to March 2005, Mr. Foster served as Director of Manufacturing.  From July 1999 to 2002, he served as Regional Director of Manufacturing for Groupe Danone.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The land and building (140,000 square feet) occupied by the Company in Bluffton, Indiana was leased pursuant to a twenty-year lease dated May 1, 1998 with American Pacific Financial Corporation, an affiliate of Capital Foods LLC, a shareholder of the Company.  See “Securities Ownership of Certain Beneficial Owners and Management.”  The lease originally extended through April 2018 and contained two additional five-year lease renewal periods at the Company’s option.  Lease payments were approximately $23,000 per month, plus CPI adjustments, and the Company was responsible for all real estate taxes, utilities and insurance.  In December 2006 the Company purchased the facility from Lincoln Estates, LLC for $3 million.  The Company’s Board of Directors identified the transaction as a related party transaction because Larry Polhill, a Director of the Company, owns 50% of Capital Foods LLC, which is the largest single shareholder of the Company and an affiliate of Lincoln Estates, LLC.  The transaction was reviewed and unanimously approved by the Board, including all of the Company’s disinterested Directors.

Policy on Review of Related Person Transactions

                It is the policy of the Board of Directors that all related party transactions must be approved by a majority of the disinterested members of the Board of Directors.  A related party transaction may not be approved by a single director.  For purposes of the policy, the term “related party transaction” means any transaction that is required to be disclosed in our proxy statements or other filings with the SEC pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934 and any material “conflict of interest” transaction with a director.

* * * * *

INDEPENDENT AUDITORS

Representatives of Deloitte & Touche LLP, the Company’s independent auditors (“Deloitte & Touche”), are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire.  Stockholder ratification of the selection of Deloitte & Touche LLP as our independent public accountants is not required by our Bylaws or otherwise.

In addition, such representatives are expected to be available to respond to appropriate questions from those attending the Annual Meeting.

The Board of Directors engaged Deloitte & Touche to audit the Company’s consolidated financial statements for the year ended December 30, 2006.

Principal Accountant Fees and Services

The following table itemizes fees billed to the Company by Deloitte & Touche during fiscal years 2006 and 2005:

	2006	2005
Audit Fees (includes quarterly review procedures)	$213,514	$250,320
Audit Related Fees (401(k) Plan audit in 2005 and Form S-8 reviews in 2006 and 2005)	6,400	6,050
All Other Fees (includes review of SEC comment letter in 2006; acquisition research in 2006 and 2005, and Sarbanes-Oxley research in 2005)	4,300	3,875

Audit Committee approval is required before an accountant is engaged to render audit or non-audit services unless (a) the engagement is entered into pursuant to detailed pre-approval policies established by the Audit Committee and such policies do not include delegation of the committee’s responsibilities to management or (b) the engagement is with respect to services other than audit, review or attest services and they aggregate less than 5% of the total paid to the accountant during the fiscal year, such services were not recognized by the Company at the time of the engagement to be non-audit and such services are promptly brought to committee’s attention and approved prior to completion of the audit.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.  Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representation that no other reports were required, during the fiscal year ended December 30, 2006, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except for a report on Form 3 by Ashton D. Asensio being filed late in connection with Mr. Asensio’s election to the Board of Directors and a report on Form 3 by Macon Bryce Edmonson being filed late in connection with Mr. Edmonson’s election to the Board of Directors.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the 2007 Annual Meeting of Shareholders, the proposal must be on matters appropriate for shareholder action, in proper form and otherwise consistent with the rules and regulations under the Exchange Act and the Company’s Bylaws, and received by the Secretary of the Company on or before December 19, 2007.  Proposals should be directed to the Company’s Secretary, The Inventure Group, Inc., 5050 N. 40th Street, Suite #300, Phoenix, Arizona 85018.

OTHER BUSINESS

The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting.  However, if any other matters are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his judgment on such matters.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO SHAREHOLDERS

The Company is required to provide an Annual Report to shareholders who receive this proxy statement.  The Company will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record.  Additional copies of the Annual Report, along with copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 (not including documents incorporated by reference), are available without charge to shareholders upon written request to the Company: The Inventure Group, Inc., Attention: Corporate Secretary, 5050 N. 40th Street, Suite #300, Phoenix, Arizona 85018.  You may review the Company’s filings with the Securities and Exchange Commission by visiting the Company’s website at www.inventuregroup.net.

By Order of the Board of Directors
Eric J. Kufel
Chief Executive Officer

Phoenix, Arizona

April 18, 2007

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND DESIRE THEIR STOCK TO BE VOTED ARE URGED TO MARK, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.  NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

* * * * *

ANNUAL MEETING OF SHAREHOLDERS OF

THE INVENTURE GROUP, INC.

May 22, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:
NOMINEES:
☐	FOR ALL NOMINEES	Ashton D. Asensio Macon Bryce Edmonson
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	Mark S. Howells Eric J. Kufel

☐	FOR ALL EXCEPT (See instructions below)	Larry R. Pohill

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THE INVENTURE GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Eric J. Kufel and Steve Weinberger, and each of them, with full power of substitution, as proxies of the undersigned to vote all shares of Common Stock, par value $.01 per share, of The Inventure Group, Inc. (the “Company”) held of record by the undersigned on March 23, 2007, at an Annual Meeting of Shareholders of the Company to be held on May 22, 2007 or any adjournments or postponements thereof (the “Annual Meeting”), on the matters set forth on the reverse side of this Proxy, and, in their discretion, upon all matters incident to the conduct of the Annual Meeting and upon such other matters as may properly be brought before the Annual Meeting. This Proxy revokes all prior proxies given by the undersigned.

This proxy, when properly executed, will be voted in the manner directed herein.  If no direction is made, this Proxy will be voted FOR ALL NOMINEES in the Election of Directors

(Continued and to be signed on the reverse side)

01234